ALARIS Medical, Inc.
Corporate Headquarters
10221 Wateridge Circle
San Diego, CA
(858) 458-7000
(858) 458-7760 (fax)

News Release

AT THE COMPANY:

William C. Bopp
Sr. VP & CFO
(858) 458-7994

FOR IMMEDIATE RELEASE
June 6, 2003

ALARIS MEDICAL RECEIVES 96% AGGREGATE CONSENTS
IN ITS TENDER OFFERS

COMPANY EXTENDS DATE TO RECEIVE CONSENT PAYMENT

SAN DIEGO, CA, June 6, 2003 (BW HealthWire) ALARIS Medical, Inc. (AMEX: AMI) and its wholly-owned subsidiary, ALARIS Medical Systems, Inc., announced today that, based on information received from the depositaries, the companies received consents of more than 96% in the aggregate in its current tender offers and consent solicitations. The consents are sufficient to effect all proposed amendments to the indentures governing ALARIS Medical Systems’ 11-5/8% Senior Secured Notes due 2006 and 9-3/4% Senior Subordinated Notes due 2006 and ALARIS Medical’s 11-1/8% Senior Discount Notes due 2008, and in the case of ALARIS Medical Systems’ 11-5/8% Senior Secured Notes, to the security documents relating to such notes.

The total consideration to be paid for each series of the notes in the tender offers remains unchanged from the prices set forth in the Company’s press releases of May 30, 2003 and May 23, 2003 and includes a consent payment of $20.00 per $1,000 original principal amount at maturity for each properly delivered consent. The consent payment will only be paid if notes of the applicable series are accepted for payment pursuant to the terms of the related tender offer. The Company also announced today that it is extending the date on which additional holders of any series of notes may receive the consent payment to 5:00 p.m., New York City time, on June 20, 2003, the expiration date for each of the tender offers. Any and all withdrawal rights with respect to tendered notes expired at 5:00 p.m., New York City time, on June 5, 2003.

The companies executed supplemental indentures to the indentures governing each series of notes, and in the case of ALARIS Medical Systems’ 11-5/8% Senior Secured Notes, to the security documents relating to such notes, to reflect all proposed amendments. These supplemental indentures and security documents will only become operative if the companies accept the notes of the applicable series for payment pursuant to the terms of the related tender offer.

The tender offers expire at 5:00 p.m., New York City time, on June 20, 2003, unless extended or earlier terminated.

ALARIS Medical Receives 96% Aggregate Consents In Its Tender Offers

Questions regarding the tender offers and consent solicitations may be directed to Bear, Stearns & Co. Inc. at (877) 696-2327 (toll free) and to Citigroup Global Markets Inc. at (800) 558-3745 (toll free). Requests for documentation may be directed to Mellon Investor Services LLC, the information agent for the tender offers and consent solicitations, at (866) 323-8166 (toll free) or (917) 320-6286.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The tender offers and consent solicitations are being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 22, 2003 with respect to each class of notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, any securities. Offers, solicitations and sales may be made only by means of the prospectus contained in the Company’s shelf registration statement, together with a prospectus supplement covering such securities.

About ALARIS Medical, Inc. and ALARIS Medical Systems, Inc.

ALARIS Medical, Inc. (AMEX: AMI), through its wholly owned operating company, ALARIS Medical Systems, Inc., develops practical solutions for medication safety. The Company designs, manufactures and markets intravenous (IV) medication delivery and infusion therapy devices, needle-free disposables and related monitoring equipment in the United States and internationally. ALARIS Medical’s proprietary Guardrails® Safety Software, its other “smart” technologies and its “smart” services help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and also gather and record clinical information for review, analysis and transcription. The Company provides its products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in more than 120 countries through its direct sales force and distributors. Headquartered in San Diego, California, ALARIS Medical employs approximately 2,900 people worldwide. Additional information on ALARIS Medical can be found at http://www.alarismed.com.

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties, including the Company’s ability to execute the remaining transactions described in its May 23, 2003 press release on terms it finds acceptable and the significant leverage to which the Company is subject. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical, Inc. and ALARIS Medical Systems, Inc., including Forms 10-K for the year ended December 31, 2002, and other filings. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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